EXHIBIT 99.1

    Dell Posts Record Operating Results in Fiscal Fourth Quarter;
          Servers, Storage Systems Drive 18-Percent Revenue
                  Growth, 26-Percent Increase in EPS

    ROUND ROCK, Texas--(BUSINESS WIRE)--Feb. 12, 2004--Dell's fiscal fourth-quarter 2004 was its best operating period ever. The company achieved record product shipments, revenue, operating and net income, and earnings per share.
    Dell (NASDAQ:DELL) continued its leading growth in enterprise computing. Shipments of PowerEdge servers jumped 40 percent from the year-ago quarter, more than double the rate for the rest of the industry. Storage revenue was 47 percent higher. And company strength was global: product shipments were up more than 30 percent in Europe, the Middle East and Africa and in Asia-Pacific and Japan, and exceeded 20 percent in the Americas.
    Company revenue for the quarter ended Jan. 30 was $11.5 billion, 18 percent higher than a year ago. Net earnings were 29 cents per share, up 26 percent. Full-year sales were $41.4 billion, operating income was $3.5 billion and per-share earnings were $1.01, all Dell records.

                         Fourth Quarter              Full Year
                     -----------------------  ------------------------
 (in millions,
  except share data)  FY '04  FY '03  Change   FY '04   FY '03  Change
 Revenue             $11,512  $9,735    18%   $41,444  $35,404    17%
 Operating Income    $   981  $  819    20%   $ 3,544  $ 2,844    25%
 Net Income          $   749  $  603    24%   $ 2,645  $ 2,122    25%
 Earnings Per Share  $  0.29  $ 0.23    26%   $  1.01  $  0.80    26%


    "Dell is alone in simultaneously providing customers great value, growing faster than the industry and earning a compelling profit for investors," said Kevin Rollins, the company's president and chief operating officer. "Doing that requires a high-quality, low-cost business model and great discipline. We have both.
    "Much of the industry's quarterly growth was at the low ends of the desktop and notebook categories, which offer little if any profitability. Dell met its operating targets by pursuing profitable growth."
    Dell's profitability was up strongly from a year ago, both in absolute terms and as a percent of revenue. Fourth-quarter operating income was $981 million, or 8.5 percent of revenue. Operating expenses were 9.6 percent of revenue, matching a company low and down from 9.9 percent in the year-ago quarter. Below operating income, strong sales and earnings growth in markets outside the United States resulted in a lower effective tax rate.
    Industry-leading profits and efficient asset management helped Dell generate $1.1 billion in cash from operations. Total cash and investments at the end of the quarter were $11.9 billion, the highest in company history.
    Mr. Rollins said Dell expects first-quarter fiscal-2005 product shipments to rise more than 20 percent, ahead of anticipated industry growth. The resulting company volume should produce quarterly revenue of $11.2 billion, up about 17 percent from the prior year, and earnings per share of 28 cents, up 22 percent.

    Servers, Storage Systems Push Regional Strength

    With record sales in the fourth quarter, the company reached $8.5 billion in full-year revenue in Europe, the Middle East and Africa
(EMEA), 23 percent more than in fiscal 2003. Quarterly company product shipments in the region rose 33 percent, highlighted by increases in the three largest national markets: the United Kingdom, France and Germany. Without Dell, industry volumes were up 20 percent.
    Total product shipments in Asia-Pacific and Japan increased 34 percent, those for servers 36 percent. Absent Dell, the regional industry was up just 9 percent overall, 10 percent in servers. In China, already the region's second-largest national market, combined company volumes of servers and notebook computers were 47 percent higher.
    Dell product shipments in the Americas rose 22 percent, thanks to solid increases in all customer segments. Total volumes in Canada, Mexico and Brazil were up 25 percent. Growth in systems sold to U.S. consumers was 26 percent, more than twice the average of other companies.

    Enterprise Categories Strong, Printers Exceed Expectations

    Dell's 40-percent increase in server shipments earned the company nearly two additional points of market share versus a year ago. In the United States, where Dell is the category leader, server volumes were up 49 percent, two-and-a-half times the rate of the rest of the industry. Sales from PowerVault and Dell/EMC external storage systems are now at a $1.8 billion annual run rate.
    Revenue from software and peripheral (S&P) products rose 36 percent in the fourth quarter. Dell's own products -- including printers and accessories, LCD television/computer monitors, handheld devices and digital projectors -- accounted for nearly half of S&P sales.
    Since their introduction in March, Dell has sold more than 2 million of its printers. Fourth-quarter volumes were nearly double those for Q3. Customer feedback shows exceptional satisfaction with Dell's unique ink-management process, which alerts users on their computer screens when ink is low, provides a link to purchase replacement cartridges online and ships 99.8 percent of orders the same day.
    In January, Dell announced it would expand its imaging line through new technology partnerships with Fuji Xerox Co. Ltd., Eastman Kodak Co. and Samsung Electronics Co. Ltd., and its successful existing relationship with Lexmark International Inc.
    Shipments of Inspiron and Latitude notebook computers were up 40 percent, ahead of the rest of the industry. Volumes of Dimension and OptiPlex desktop computers rose 21 percent, compared with an average 8 percent for other companies.

    About Dell

    Dell Inc. (NASDAQ:DELL) is a premier provider of products and services required for customers worldwide to build their information-technology and Internet infrastructures. Company revenue for the past year totaled $41.4 billion. Dell, through its direct business model, designs, manufactures and customizes products and services to customer requirements, and offers an extensive selection of software and peripherals. Information on Dell and its products can be obtained at www.dell.com.

    Dell, PowerEdge, PowerVault, Inspiron, Latitude, Dimension and OptiPlex are trademarks of Dell Inc.

    EMC is a registered trademark of EMC Corp.

    Market comparisons based on IDC data.

    Dell disclaims any proprietary interest in the marks and names of others.

    Special note: Statements in this press release that relate to future results and events (including statements about fiscal first-quarter financial and operating performance) are based on the company's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; the level of demand for the company's products and services; the level and intensity of competition in the technology industry and the pricing pressures that have resulted; the company's ability to timely and effectively manage periodic product transitions, as well as component availability and cost; the company's ability to develop new products based on new or evolving technology and the market's acceptance of those products; the company's ability to manage its inventory levels to minimize excess inventory, declining inventory values and obsolescence; the product, customer and geographic sales mix of any particular period; the company's ability to effectively manage its operating costs; and the effect of armed hostilities, terrorism or public health issues on the economy generally, on the level of demand for the company's products and services and on the company's ability to manage its supply and delivery logistics in such an environment. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission.

    Consolidated statements of income, financial position and cash flows follow.

                              DELL INC.
                  Condensed Consolidated Statement
            of Operations and Related Financial Highlights
                 (in millions, except per share data)
                             (unaudited)

                       Three Months Ended
                   --------------------------     % Growth Rates
                   Jan. 30, Oct. 31, Jan. 31, -----------------------
                     2004     2003     2003   Sequential  Yr. to Yr.
                   -------- -------- -------- ----------  -----------
Net revenue        $11,512  $10,622   $9,735     8.4%        18.2%
Cost of revenue      9,421    8,687    7,954     8.5%        18.4%
                   -------- -------- --------
  Gross margin       2,091    1,935    1,781     8.1%        17.4%
Selling, general
 and
 administrative        991      905      845     9.5%        17.3%
Research,
 development and
 engineering           119      118      117     1.0%         1.7%
                   -------- -------- --------
  Total operating
   expenses          1,110    1,023      962     8.4%        15.4%
                   -------- -------- --------
Operating income       981      912      819     7.6%        19.7%
Investment and
 other income, net      49       41       42    19.4%        17.4%
                   -------- -------- --------
Income before
 income taxes        1,030      953      861     8.1%        19.6%
Income tax
 provision             281      276      258     1.8%         9.0%
                   -------- -------- --------
  Net income          $749     $677     $603    10.7%        24.2%
                   ======== ======== ========
Earnings per
 common share:
  Basic              $0.29    $0.26    $0.23
                   ======== ======== ========
  Diluted            $0.29    $0.26    $0.23
                   ======== ======== ========
Weighted average
 shares
 outstanding:
  Basic              2,557    2,563    2,576
  Diluted            2,616    2,623    2,621

Percentage of
 Total Net
 Revenue:
-------------
Gross margin          18.2%    18.2%    18.3%
Selling, general
 and
 administrative        8.6%     8.5%     8.7%
Research,
 development and
 engineering           1.0%     1.1%     1.2%
  Total operating
   expenses            9.6%     9.6%     9.9%
Operating income       8.5%     8.6%     8.4%
Income before
 income taxes          8.9%     9.0%     8.8%
  Net income           6.5%     6.4%     6.2%
Income tax rate       27.3%    29.0%    30.0%

Net Revenue by
 Geographic
 Region:
--------------
Percentage of
 Total Net Revenue
------------------
Americas                67%      71%      69%
Europe                  22%      19%      21%
Asia Pacific --
 Japan                  11%      10%      10%

Net Revenue by
 Product Line:
--------------
Percentage of
 Total Net Revenue
------------------
Desktops                52%      50%      55%
Notebooks               27%      28%      26%
Enterprise              21%      22%      19%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.


                              DELL INC.
                  Condensed Consolidated Statement
           of Operations and Related Financial Highlights
                (in millions, except per share data)
                             (unaudited)

                                         Year Ended         % Growth
                                   ----------------------     Rates
                                    Jan. 30,    Jan. 31,   ----------
                                      2004        2003     Yr. to Yr.
                                   ----------  ----------  ----------
Net revenue                          $41,444     $35,404      17.1%
Cost of revenue                       33,892      29,055      16.6%
                                   ----------  ----------
  Gross margin                         7,552       6,349      18.9%
Selling, general and
 administrative                        3,544       3,050      16.2%
Research, development and
 engineering                             464         455       2.0%
                                   ----------  ----------
  Total operating expenses             4,008       3,505      14.4%
                                   ----------  ----------
Operating income                       3,544       2,844      24.6%
Investment and other income, net         180         183      (1.7%)
                                   ----------  ----------
Income before income taxes             3,724       3,027      23.0%
Income tax provision                   1,079         905      19.1%
                                   ----------  ----------
  Net income                          $2,645      $2,122      24.6%
                                   ==========  ==========
Earnings per common share:
  Basic                                $1.03       $0.82
                                   ==========  ==========
  Diluted                              $1.01       $0.80
                                   ==========  ==========
Weighted average shares
 outstanding:
  Basic                                2,565       2,584
  Diluted                              2,619       2,644

Percentage of Total Net Revenue:
--------------------------------
Gross margin                            18.2%       17.9%
Selling, general and
 administrative                          8.6%        8.6%
Research, development and
 engineering                             1.1%        1.3%
  Total operating expenses               9.7%        9.9%
Operating income                         8.6%        8.0%
Income before income taxes               9.0%        8.6%
  Net income                             6.4%        6.0%
Income tax rate                         29.0%       29.9%

Net Revenue by Geographic Region:
---------------------------------
Percentage of Total Net Revenue
-------------------------------
Americas                                  69%         71%
Europe                                    21%         19%
Asia Pacific -- Japan                     10%         10%

Net Revenue by Product Line:
----------------------------
Percentage of Total Net Revenue
-------------------------------
Desktops                                  51%         53%
Notebooks                                 27%         27%
Enterprise                                22%         20%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.


                              DELL INC.
                  Condensed Consolidated Statement
       of Financial Position and Related Financial Highlights
      (in millions, except for "Ratios" and "Other information")
                             (unaudited)

                                           Jan. 30, Oct. 31, Jan. 31,
                                             2004     2003     2003
                                           -------- -------- --------
Assets:
-------
Current assets:
 Cash and cash equivalents                  $4,317   $4,356   $4,232
 Short-term investments                        835      626      406
 Accounts receivable, net                    3,635    3,142    2,586
 Inventories                                   327      358      306
 Other                                       1,519    1,599    1,394
                                           -------- -------- --------
   Total current assets                     10,633   10,081    8,924
Property, plant and equipment, net           1,517    1,498      913
Investments                                  6,770    6,050    5,267
Other non-current assets                       391      496      366
                                           -------- -------- --------
   Total assets                            $19,311  $18,125  $15,470
                                           ======== ======== ========

Liabilities and Stockholders' Equity:
-------------------------------------
Current liabilities:
 Accounts payable                           $7,316   $6,851   $5,989
 Accrued and other                           3,580    3,350    2,944
                                           -------- -------- --------
   Total current liabilities                10,896   10,201    8,933
Long-term debt                                 505      506      506
Other non-current liabilities                1,630    1,540    1,158
                                           -------- -------- --------
   Total liabilities                        13,031   12,247   10,597
Stockholders' equity                         6,280    5,878    4,873
                                           -------- -------- --------
Total liabilities and stockholders' equity $19,311  $18,125  $15,470
                                           ======== ======== ========

Ratios:
-------
Quick ratio                                   0.81     0.80     0.81
Days supply in inventory                         3        4        3
Days of sales outstanding(a)                    31       31       28
Days in accounts payable                        70       71       68
                                           -------- -------- --------
Cash conversion cycle                          (36)     (36)     (37)

Other Information:
------------------
Headcount (approximate)                     46,000   44,300   39,100
Average total revenue/unit (approximate)    $1,540   $1,620   $1,640

Note: Ratios are calculated based on underlying data in thousands.

(a) Days of sales outstanding include the effect of product costs related to in-transit customer shipments that are classified in other current assets. At Jan. 30, 2004, Oct. 31, 2003, and Jan. 31, 2003, days of sales outstanding included days of sales in accounts receivable and days of in-transit customer shipments of 28 and 3 days; 27 and 4 days; and 24 and 4 days, respectively.


                              DELL INC.
            Condensed Consolidated Statement of Cash Flows
                            (in millions)
                             (unaudited)

                                         Three Months    Twelve Months
                                             Ended           Ended
                                         -----------------------------
                                                 Jan. 30, 2004
                                         -----------------------------
Cash flows from operating activities:
 Net income                                      $749          $2,645
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
  Depreciation and amortization                    76             263
  Tax benefits from employee stock plans           74             181
  Other, primarily effects of exchange
   rate changes on monetary assets and
   liabilities denominated in foreign
   currencies                                    (212)           (564)
 Changes in:
  Operating working capital                       306             872
  Non-current assets and liabilities               65             273
                                         -------------   -------------
   Net cash provided by operating
    activities                                  1,058           3,670

Cash flows from investing activities:
 Investments:
  Purchases                                    (3,607)        (12,099)
  Maturities and sales                          2,695          10,078
 Cash assumed in consolidation of Dell
  Financial Services L.P.                          --             172
 Capital expenditures                             (62)           (329)
 Purchase of assets held in master lease
  facilities                                       --            (636)
                                         -------------   -------------
   Net cash used in investing activities         (974)         (2,814)

Cash flows from financing activities:
 Purchase of common stock                        (500)         (2,000)
 Issuance of common stock under employee
  plans                                           120             628
 Other                                             --             (11)
                                         -------------   -------------
   Net cash used in financing activities         (380)         (1,383)

Effect of exchange rate changes on cash
 and cash equivalents                             257             612
                                         -------------   -------------
Net (decrease)/increase in cash and cash
 equivalents                                      (39)             85

Cash and cash equivalents at beginning of
 period                                         4,356           4,232
                                         -------------   -------------
Cash and cash equivalents at end of
 period                                        $4,317          $4,317
                                         =============   =============

    CONTACT: Dell Inc., Round Rock
             Media Contacts:
             T.R. Reid, 512-728-7977
             tr_reid@dell.com
             or
             Mike Maher, 512-723-2575
             mike_maher@dell.com
              or
             Investor Contacts:
             Lynn A. Tyson, 512-723-1130
             lynn_tyson@dell.com
             or
             Robert Williams, 512-728-7570
             robert_williams@dell.com